As filed with the Securities and Exchange Commission on August 12, 2016.

Registration Nos. 333-65827, 333-44528 and 333-210759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 18 TO REGISTRATION NO. 333-65827

POST-EFFECTIVE AMENDMENT NO. 7 TO REGISTRATION NO. 333-44528

and

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NO. 333-210759

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WADDELL & REED FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0261715
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6300 Lamar Avenue

Overland Park, Kansas

66202

(Address of Principal Executive Offices, including Zip Code)

1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,

1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND

1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plans)

WENDY J. HILLS
SENIOR VICE PRESIDENT, GENERAL COUNSEL
CHIEF LEGAL OFFICER AND SECRETARY
WADDELL & REED FINANCIAL, INC.
6300 LAMAR AVENUE
OVERLAND PARK, KANSAS 66202
(913) 236-2000
(Name, Address, and Telephone Number,
including Area Code, of Agent for Service)

COPY TO: GLEN J. HETTINGER NORTON ROSE FULBRIGHT US LLP 2200 ROSS AVENUE, SUITE 2800 DALLAS, TEXAS 75201 (214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory Note:

This Post-Effective Amendment to Registration Statements on Form S-8 (this “Post-Effective Amendment”) constitutes (1) Post-Effective Amendment No. 18 to Registration Statement on Form S-8, Registration No. 333-65827, filed on October 16, 1998, (2) Post-Effective Amendment No. 7 to Registration Statement on Form S-8, Registration No. 333-44528, filed on August 25, 2000, and (3) Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-210759, filed on April 14, 2016.

This Post-Effective Amendment is being filed solely for the purpose of permitting the resale of control securities that (i) have been or will be acquired by the selling stockholders under Waddell & Reed Financial, Inc.’s 1998 Stock Incentive Plan, as amended and restated, and (ii) have been acquired by the selling stockholders under Waddell & Reed Financial, Inc.’s 1998 Executive Stock Award Plan, as amended and restated, and 1998 Non-Employee Director Stock Award Plan, as amended and restated, in each case, pursuant to the resale prospectus that forms a part of this Post-Effective Amendment.  The resale prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act of 1933, as amended, and has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling stockholders.

PROSPECTUS

WADDELL & REED FINANCIAL, INC.

2,728,671 SHARES

CLASS A COMMON STOCK, $.01 PAR VALUE

ACQUIRED PURSUANT TO THE WADDELL & REED FINANCIAL, INC.

1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,

1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND

1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

Our stockholders identified below under the caption “Selling Stockholders” may offer to sell up to 2,728,671 shares of our Class A common stock.

We have already issued to the selling stockholders the shares being offered by the selling stockholders, or we will issue the shares being offered by the selling stockholders prior to the sale of the shares.  This offering is not part of the original issuance of the shares of Class A common stock.  We will not receive any of the proceeds from the selling stockholders’ sale of their shares.  The selling stockholders may offer the shares in transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions, or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

Our Class A common stock is quoted on the NYSE under the symbol “WDR.”  On August 10, 2016 the last sale price of the Class A common stock, as reported on the NYSE, was $19.06 per share.  Our principal executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone number:  (913) 236-2000).

INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different from that contained in this Prospectus.  The selling stockholders may offer to sell, and seek offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A common stock.

This Prospectus is dated August 12, 2016.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”).  Reports, proxy statements, information statements, and other information may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  Copies of these filing materials may be obtained from the Public Reference Room of the SEC at prescribed rates.  Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-732-0330.  Reports, proxy statements, information statements, and other information can also be inspected at the offices of the NYSE, 11 Wall Street 15th Floor, New York, New York 10005.  The SEC maintains a Web site that contains information filed with the SEC.  The SEC’s Web site address is http://www.sec.gov.  We maintain a Web site at http://www.ir.waddell.com.  Information on our Web site is not incorporated into this Prospectus or our other securities filings, and is not a part of these filings.

In addition, our Annual Report on Form 10-K for the year ended December 31, 2015 (without exhibits) is available via the Internet at our Web site (http://www.ir.waddell.com).  We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

We have filed with the SEC Registration Statements on Form S-8, with exhibits thereto (collectively, the “Registration Statements”), under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock offered by this Prospectus.  This Prospectus does not contain all information set forth in the Registration Statements.  Certain parts of the Registration Statements have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the Registration Statements, which can be inspected at the Public Reference Room of the SEC or the SEC’s Web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates).  Requests should be directed to:

Waddell & Reed Financial, Inc.

6300 Lamar Avenue

Overland Park, Kansas  66202

Attn:  Secretary

(913) 236-2000

The following documents previously filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Prospectus by reference and are deemed a part of this Prospectus:

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016;

(b)                                 The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 26, 2016, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(c)                                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on April 29, 2016 and July 29, 2016, respectively;

(d)                                 Our Current Reports on Form 8-K, filed with the SEC on February 2, 2016, February 18, 2016, April 14, 2016, April 26, 2016, May 24, 2016 and July 26, 2016 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K); and

(e)                                  The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces or supersedes that statement.  Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus and accompanying prospectus supplements, if any, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The statements reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those disclosed in the “Risk Factors” section below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  All forward-looking statements contained in or incorporated by reference in this prospectus and accompanying prospectus supplements, if any, are based upon information available to us on the date such statements are made.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

RISK FACTORS

An investment in our securities involves risks.  You should carefully consider the following risk factors before investing in our securities.  The risks described below are not the only ones that we face.  Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.  In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.  You should also refer to the other information set forth in this Prospectus.

A Significant Percentage Of Our Assets Under Management Are Distributed Through Our Wholesale Channel, Which Has Higher Redemption Rates Than Our Traditional Advisors Channel. In recent years, we have focused on expanding distribution efforts relating to our Wholesale channel.  The percentage of our assets under management in the Wholesale channel has increased from 10% at December 31, 2003 to 44% at December 31, 2015, and the percentage of our total sales represented by the Wholesale channel has increased from 17% for the year ended December 31, 2003 to 61% for the year ended December 31, 2015.  The success of sales in our Wholesale channel depends upon our maintaining strong relationships with institutional accounts, certain strategic partners and our third party distributors.  Many of those distribution sources also offer investors competing funds that are internally or externally managed, which could limit the distribution of our products. The loss of any of these distribution channels and the inability to continue to access new distribution channels could decrease our assets under management and adversely affect our results of operations and growth.  There are no assurances that these channels and their client bases will continue to be accessible to us.  The loss or diminution of the level of business we do with those providers could have a material adverse effect on our business, especially with the high concentration of assets in certain funds in this channel, namely the Ivy Asset Strategy fund.  Compared to the industry average redemption rate of 24.7% for the years ended December 31, 2015 and 2014, respectively, the Wholesale channel had redemption rates of 43.0% and 34.8% for the years ended December 31, 2015 and 2014, respectively.  Redemption rates were 9.1% and 8.3% for our Advisors channel in the same periods, reflecting the higher rate of transferability of investment assets in the Wholesale channel.

Our Business Is Subject To Substantial Risk From Litigation, Regulatory Investigations And Potential Securities Laws Liability. Many aspects of our business involve substantial risks of litigation, regulatory investigations and/or arbitration, and from time to time, we are involved in various legal proceedings in the course of operating our business. We are exposed to liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, FINRA and other regulatory bodies. We, our subsidiaries, and/or certain of our past and present officers, have been named as parties in legal actions, regulatory investigations and proceedings, and securities arbitrations in the past and have been subject to claims alleging violation of such laws, rules and regulations, which have resulted in the payment of fines and settlements. An adverse resolution of any lawsuit, legal or regulatory proceeding or claim against us could result in substantial costs or reputational harm to us, and have a material adverse effect on our business.  In addition to these financial costs and risks, the defense of litigation, regulatory investigations or arbitration may divert resources and management’s attention from operations.

Our Financial Advisors Are Classified As Independent Contractors, And Changes To Their Classification May Increase Our Operating Expenses.  From time to time, various legislative or regulatory proposals are introduced at the federal or state levels to change the status of independent contractors’ classification to employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other benefits available to employees.  Currently, most individuals are classified as employees or independent contractors for employment tax purposes based on 20 “common law” factors, rather than any definition found in the Internal Revenue Code or Treasury regulations.  We classify the majority of our financial advisors as independent contractors for all purposes, including employment tax and employee benefit purposes.  There can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the independent contractor/employee classification of those financial advisors currently doing business with us.  The costs associated with potential changes, if any, with respect to these independent contractor classifications could have a material adverse effect on our business.

There May Be Adverse Effects On Our Business If Our Funds’ Performance Declines.  Success in the investment management and mutual fund businesses is dependent on the investment performance of client accounts relative to market conditions and the performance of competing funds. Good relative performance stimulates sales of the Funds’ shares and tends to keep redemptions low.  Sales of the Funds’ shares in turn generate higher management fees and distribution revenues. Good relative performance also attracts institutional and separate accounts.  Conversely, poor relative performance results in decreased sales, increased redemptions of the Funds’ shares and the loss of institutional and separate accounts, resulting in decreases in revenues.  As of December 31, 2015, 15% our assets under management were concentrated in the Ivy Asset Strategy fund. As a result, our operating results are significantly affected by the performance of that fund and our ability to minimize redemptions from and maintain assets under management in that fund. If a significant amount of investments are withdrawn from that fund for any reason, our revenues would decline and our operating results would be adversely affected. Further, given the size and prominence of the Ivy Asset Strategy fund within our product line, any adverse performance of that fund may also indirectly affect the net sales and redemptions in our other products, which in turn may adversely affect our business.

There May Be An Adverse Effect On Our Business If Our Investors Redeem The Assets We Manage On Short Notice.  Mutual fund investors may redeem their investments in our mutual funds at any time without any prior notice. Additionally, our investment management agreements with institutions and other non-mutual fund accounts are generally terminable upon relatively short notice. Investors can terminate their relationship with us, reduce their aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. The risk of our investors to redeeming their investments in our mutual funds on short notice has increased materially due to the growth of assets in our Wholesale channel and the high concentration of assets in certain funds in this channel, including the Ivy Asset Strategy fund.  The decrease in revenues that could result from any such event could have a material adverse effect on our business.

We May Not Reduce Our Expenses Rapidly Enough To Align With Decreases In Our Revenues.  We expect that, as we transition our load-waived Class A shares to Class I shares in our investments advisory products, our operating revenue will be significantly lower in 2016.  If we are unable to effect appropriate expense reductions in a timely manner through operational changes or performance improvement initiatives in response to this expected decline in our revenues or due to, among other things, the level of our assets under management or our current business environment, our business may be adversely affected.

Regulatory Risk Is Substantial In Our Business And Non-Compliance With Regulations, Or Changes In Regulations, Could Have A Significant Impact On The Conduct Of Our Business, Reputation And Prospects.  Our investment advisory and broker/dealer businesses are heavily regulated, primarily at the federal level. Non-compliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market, or the revocation of licenses. Non-compliance with applicable laws or regulations could also adversely affect our business, reputation and prospects. In addition, changes in current legal, regulatory, accounting, tax or compliance requirements or in governmental policies could adversely affect our operations, revenues and earnings by, among other things, increasing expenses and reducing investor interest in certain products we offer. Distribution fees paid to mutual fund distributors in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (“Rule 12b-1”), are an important element of the distribution of the mutual funds we manage. In 2010, the SEC proposed replacing Rule 12b-1 with a new regulation that would significantly change current fund distribution practices in the industry. If this proposed regulation is adopted, it may have a material impact on the compensation we pay to distributors for distributing the mutual funds we manage and/or our ability to recover expenses related to the distribution of our funds, and thus could materially affect our business. In April 2016, the U.S. Department of Labor (the “DOL”) released its final rule that, among other things, expands the scope of a “fiduciary” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).  The DOL rule also creates new exemptions and amends existing exemptions from the prohibited transaction rules applicable to fiduciaries under ERISA and the Code that allows broker/dealers, investment advisers and others to continue to receive a variety of common forms of compensation that otherwise would be prohibited as conflicts of interest. The DOL rule may have a material impact on the provision of investment services to retirement accounts, including imposing additional compliance, reporting and operational requirements, which could negatively affect our business. Additionally, our profitability could be affected by rules and regulations that impact the business and financial communities generally, including changes to the laws governing state and federal taxation.

Our Business And Prospects Could Be Adversely Affected If The Securities Markets Decline. Our results of operations are affected by certain economic factors, including the success of the securities markets. Adverse market conditions, particularly the U.S. domestic stock market due to our high concentration of assets under management in that market, and lack of investor confidence could result in investors further withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our revenues, earnings and growth prospects to a greater extent. Because our revenues are, to a large extent, investment management fees that are based on the value of assets under management, a decline in the value of these assets adversely affects our revenues and earnings.  Our growth is dependent to a significant degree upon our ability to attract and retain mutual fund assets, and, in an adverse economic environment, this may prove more difficult.  Our growth rate has varied from year to year and there can be no assurance that our average growth rates sustained in recent years will continue.  Declines in the securities markets could significantly reduce our future revenues and earnings.  In addition, a decline in the market value of these assets could cause our clients to withdraw funds in favor of investments they perceive as offering greater opportunity or lower risk, which could also negatively impact our revenues and earnings. The combination of adverse market conditions reducing sales and investment management fees could compound on each other and materially affect our business.

Our Ability To Hire And Retain Senior Executive Management And Other Key Personnel Is Significant To Our Success And Growth. Our continued success depends to a substantial degree on our ability to attract and retain qualified senior executive management and other key personnel to conduct our broker/dealer, fund management and investment advisory businesses. The market for qualified fund managers, investment analysts, financial advisors and wholesalers is extremely competitive. Additionally, we are dependent on our financial advisors and select wholesale distributors to sell our mutual funds and other investment products. Our growth prospects will be directly affected by the quality, quantity and productivity of financial advisors and wholesalers we are able to successfully recruit and retain. There can be no assurances that we will be successful in our efforts to recruit and retain the required personnel.

A Failure In Or Breach Of Our Operational Or Security Systems Or Our Technology Infrastructure, Or Those Of Third Parties, Could Result In A Material Adverse Effect On Our Business And Reputation.  We are highly dependent upon the use of various proprietary and third party software applications and other technology systems to operate our business.  As part of our normal operations, we process a large number of transactions on a daily basis and maintain and transmit confidential client and employee information, the safety and security of which is dependent upon the effectiveness of our information security policies, procedures and capabilities to protect such systems and the data that reside on or are transmitted through them.

Although we take protective measures and endeavor to modify these protective measures as circumstances warrant, technology is subject to rapid change and the nature of the threats continue to evolve.  As a result, our operating and technology systems, software and networks may fail to operate properly or become disabled, or may be vulnerable to unauthorized access, inadvertent disclosure, loss or destruction of data (including confidential client information), computer viruses or other malicious code, cyber attacks and other events that could materially damage our operations, have an adverse security impact, or cause the disclosure or modification of sensitive or confidential information.  Most of the software applications that we use in our business are licensed from, and supported, upgraded and maintained by, third party vendors. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruption.  We also take precautions to password protect and/or encrypt our laptops and other mobile electronic hardware.  If such hardware is stolen, misplaced or left unattended, it may become vulnerable to hacking or other unauthorized use, creating a possible security risk and resulting in potentially costly actions by us.  Further, while we have in place a disaster recovery plan to address catastrophic and unpredictable events, there is no guarantee that this plan will be sufficient in responding to or ameliorating the effects of all disaster scenarios, and we may experience system delays and interruptions as a result of natural disasters, power failures, acts of war, and third party failures.

The breach of our operational or security systems or our technology infrastructure, or those of third parties, due to one or more of these events could cause interruptions, malfunctions or failures in our operations and/or the loss or inadvertent disclosure of confidential client information could result in substantial financial loss or costs, liability for stolen assets or information, breach of client contracts, client dissatisfaction and/or loss, regulatory actions, remediation costs to repair damage caused by the breach, additional security costs to mitigate against future incidents and litigation costs resulting from the incident.  These events, and those discussed above, could have a material adverse effect on our business and reputation.

There Is No Assurance That New Information Technology Systems Will Be Implemented Successfully.  A number of our key information technology systems were developed solely to handle our particular information technology infrastructure.  We are in the process of implementing new information technology systems that we believe could facilitate and improve our core businesses and our productivity.  There can be no assurance that we will be successful in implementing the new information technology systems or that their implementation will be completed in a timely or cost effective manner.  Failure to implement or maintain adequate information technology infrastructure could impede our ability to support business growth.

Support Provided To New Products May Reduce Fee Revenue, Increase Expenses And Expose Us To Potential Loss On Invested Capital.  We may support the development of new investment products by waiving a portion of the fees we usually receive for managing such products, by subsidizing expenses or by making seed capital investments.  There can be no assurance that new investment products we develop will be successful, which could have a material adverse effect on our business.  Failure to have or devote sufficient capital to support new products could have an adverse impact on our future growth.  Seed capital investments in new products utilize Company capital that would otherwise be available for general corporate purposes and expose us to capital losses due to investment market risk.  Our non-operating investment and other income could be adversely affected by the realization of losses upon the disposition of our investments or the recognition of significant other-than-temporary impairments in the case of our available-for-sale portfolio and the recognition of unrealized losses related to our sponsored investment portfolios that are held as trading and accounted for under the equity method.  We may use various derivative instruments to mitigate the risk of our seed capital investments, although some market risk would remain. The risk of loss may be greater for seed capital investments that are not hedged, or if an intended hedge does not perform as expected.  Our use of derivatives would result in counterparty risk in the event of non-performance by counterparties to these derivative instruments, regulatory risk and the risk that the underlying positions do not move identically to the related derivative instruments.  As a result, volatility in the capital markets may affect the value of our seed capital investments, which may increase the volatility of our earnings and adversely affect our business.

Expansion Into International Markets May Increase Operational And Regulatory Risks.  As we broaden our distribution globally, we face increased operational and regulatory risks. The failure of our systems of internal control to properly mitigate such additional risks, or of our operating infrastructure to support such international expansion could result in operational failures and regulatory fines or sanctions.  Local regulatory environments may vary widely and place additional demands on our sales, legal and compliance personnel. Identifying and hiring well qualified personnel and adopting policies, procedures and controls to address local or regional requirements require time and resources. Regulators in non-U.S. jurisdictions could also change their policies or laws in a manner that might restrict or otherwise impede our ability to offer our investment strategies in their respective markets. Any of these local requirements, activities or needs could increase the costs and expenses we incur in a specific jurisdiction without any corresponding increase in revenues and income from operating in the jurisdiction.

We Have Substantial Intangibles On Our Balance Sheet, And Any Impairment Of Our Intangibles Could Adversely Affect Our Results of Operations.  At December 31, 2015, our total assets were approximately $1.6 billion, of which approximately $158.1 million, or 10%, consisted of goodwill and identifiable intangible assets.  We complete an ongoing review of goodwill and intangible assets for impairment on an annual basis or more frequently whenever events or a change in circumstances warrant.  Important factors in determining whether an impairment of goodwill or intangible assets might exist include significant continued underperformance compared to peers, the likelihood of termination or non-renewal of a mutual fund advisory or subadvisory contract or substantial changes in revenues earned from such contracts, significant changes in our business and products, material and ongoing negative industry or economic trends, or other factors specific to each asset or subsidiary being tested.  Because of the significance of goodwill and other intangibles to our consolidated balance sheets, the impairment analysis is critical. Any changes in key assumptions about our business and our prospects, or changes in market conditions or other externalities, could result in an impairment charge.  Any such charge could have a material effect on our results of operations.

There May Be Adverse Effects On Our Business Upon The Termination Of, Or Failure To Renew, Certain Agreements.  A majority of our revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days’ notice. Each investment management agreement must be approved and renewed annually by the disinterested members of each Fund’s board of trustees or its shareholders, as required by law.  Additionally, our investment management agreements provide for automatic termination in the event of assignment, which includes a change of control, without the consent of our clients and, in the case of the Funds, approval of the Funds’ board of directors/trustees and shareholders to continue the agreements.  There can be no assurances that our clients will consent to any assignment of our investment management agreements, or that those and other contracts will not be terminated or will be renewed on favorable terms, if at all, at their expiration and new agreements may not be available.  See “Business — Distribution Channels — Wholesale Channel, Institutional Channel.”  The decrease in revenues that could result from any such event could have a material adverse effect on our business.

Regulations Restricting The Use Of “Soft Dollars” Could Result In An Increase In Our Expenses. On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker/dealers to execute trades, and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar credits” from broker/dealers that we can use to defray certain of our expenses. If regulations are adopted eliminating the ability of asset managers to use “soft dollars,” our operating expenses could increase.

Fee Pressures Could Reduce Our Revenues And Profitability. There is a trend toward lower fees in some segments of the investment management business. In addition, the SEC has adopted rules that are designed to improve mutual fund corporate governance, which could result in further downward pressure on investment advisory fees in the mutual fund industry. Accordingly, there can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could adversely affect us.

Challenges To Our Tax Positions May Adversely Affect Our Effective Tax Rate and Business.  The application of complex tax laws and regulations involves numerous uncertainties.  Tax authorities may disagree with certain tax positions that we have taken and assess additional taxes, which could result in adjustments to, or impact the timing or amount of, taxable income, deductions or other tax allocations, which may adversely affect our effective tax rate and business.

We Could Experience Adverse Effects On Our Market Share Due To Strong Competition From Numerous And Sometimes Larger Companies. We compete with stock brokerage firms, mutual fund companies, investment banking firms, insurance companies, banks, internet investment sites, and other financial institutions and individual registered investment advisers. Many of these companies not only offer mutual fund investments and services, but also offer an ever-increasing number of other financial products and services. Many of our competitors have more products and product lines, services and brand recognition and may also have substantially greater assets under management. Many larger mutual fund complexes have developed more extensive relationships with brokerage houses with large distribution networks, which may enable those fund complexes to reach broader client bases. In recent years, there has been a trend of consolidation in the mutual fund industry resulting in stronger competitors with greater financial resources than us. There has also been a trend toward online internet financial services. If existing or potential customers decide to invest with our competitors instead of with us, our market share could decline, which could have a material adverse effect on our business.

The Terms Of Our Credit Facility And Senior Unsecured Notes Impose Restrictions On Our Operations That May Adversely Impact Our Prospects And The Operations Of Our Business. There are no assurances that we will be able to raise additional capital if needed, which could negatively impact our liquidity, prospects and operations. We have entered into a 5-year revolving credit facility with various lenders providing for total availability of $125.0 million. Under this facility, the lenders may, at their option upon our request, expand the facility to $200.0 million. At August 11, 2016, there was no balance outstanding under the revolving credit facility. We also entered into a note purchase agreement with various purchasers for the sale and issuance of $190.0 million of unsecured senior notes comprised of $95 million of 5.0% senior notes, series A, due 2018 and $95 million of 5.75% senior notes, series B, due 2021, all of which were issued on January 13, 2011.  The terms and conditions of our revolving credit facility and note purchase agreement impose restrictions that affect, among other things, our ability to incur additional debt, make capital expenditures and acquisitions, merge, sell assets, pay dividends and create or incur liens. Our ability to comply with the financial covenants set forth in our credit facility and note purchase agreement could be affected by events beyond our control, and there can be no assurance that we will achieve operating results that will comply with such terms and conditions, a breach of which could result in a default under our credit facility and note purchase agreement. In the event of a default under the credit facility and/or note purchase agreement, the banks could elect to declare the outstanding principal amount of our credit facility, all interest thereon, and all other amounts payable under our credit facility to be immediately due and payable, and the Company’s obligations under the senior unsecured notes could be accelerated and become due and payable, including any make-whole amount, respectively.

Our ability to meet our cash needs and satisfy our debt obligations will depend upon our future operating performance, asset values, the perception of our creditworthiness and, indirectly, the market value of our stock. These factors will be affected by prevailing economic, financial and business conditions and other circumstances, some of which are beyond our control. We anticipate that any funds generated by the issuance of our senior unsecured notes and any borrowings from our existing credit facility and/or cash provided by operating activities will provide sufficient funds to finance our business plans, meet our operating expenses and service our debt obligations as they become due. However, in the event that we require additional capital, there can be no assurance that we will be able to raise such capital when needed or on satisfactory terms, if at all, and there can be no assurance that we will be able to renew or refinance our credit facility or senior unsecured notes upon their maturity or on favorable terms. If we are unable to raise capital or obtain financing, we may be forced to incur unanticipated costs or revise our business plan.

Our Own Operational Failures Or Those Of Third Parties We Rely On, Including Failures Arising Out Of Human Error, Could Disrupt Our Business And Damage Our Reputation.  Our business is highly dependent on our ability to process, on a daily basis, large numbers of transactions. These transactions generally must comply with client investment guidelines, as well as stringent legal and regulatory standards.  Despite our employees being highly trained and skilled, due to the large number of transactions we process errors may occur. If we make mistakes in performing our services that cause financial harm to our clients, our clients may seek to recover their losses. The occurrence of mistakes, particularly significant ones, could have a material adverse effect on our reputation and business.

Potential Misuse Of Funds And Information In The Possession Of Our Employees And/Or Advisors Could Result In Liability To Our Clients, Subject Us To Regulatory Sanctions Or Otherwise Adversely Affect Our Business. Our business is based on the trust and confidence of our clients, for whom our financial advisors handle a significant amount of funds, as well as financial and personal information. Although we have implemented a system of internal controls to minimize the risk of fraudulent taking or misuse of funds and confidential information, there can be no assurance that our controls will be adequate or that a taking or misuse of funds and confidential information by our employees or financial advisors can be prevented. We could be liable in the event of a taking or misuse of funds and confidential information by our employees or financial advisors and we could also be subject to regulatory sanctions. Although we believe that we have adequately insured against these risks, there can be no assurance that our insurance will be maintained or that it will be adequate to meet any liability resulting from these activities.  Any damage to the trust and confidence placed in us by our clients may cause our assets under management to decline, which could adversely affect our business and prospects.

There Are No Assurances That We Will Pay Future Dividends, Which Could Adversely Affect Our Stock Price. The Waddell & Reed Financial, Inc. Board of Directors (the “Board of Directors”) currently intends to continue to declare quarterly dividends on our Class A common stock.  However, the declaration and payment of dividends is subject to the discretion of our Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, and contractual, legal, and regulatory restrictions on the payment of dividends by us or our subsidiaries. We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide us with cash. There can be no assurance that the current quarterly dividend level will be maintained or that we will pay any dividends in any future period. Any change in the level of our dividends or the suspension of the payment of dividends could adversely affect our stock price.

Our Stockholders Rights Plan Could Deter Takeover Attempts, Which Some Of Our Stockholders May Believe To Be In Their Best Interest. Under certain conditions, the rights under our stockholders rights plan entitle the holders of such rights to receive shares of our common stock having a value equal to two times the exercise price of the right. The rights are attached to each share of our outstanding common stock and generally are exercisable only if a person or group acquires 15% or more of the voting power represented by our common stock. Our stockholders rights plan could impede the completion of a merger, tender offer, or other takeover attempt even though some or a majority of our stockholders might believe that a merger, tender offer or takeover is in their best interests, and even if such a transaction could result in our stockholders receiving a premium for their shares of our stock over the then current market price of our stock.

Provisions Of Our Organizational Documents Could Deter Takeover Attempts, Which Some Of Our Stockholders May Believe To Be In Their Best Interest. Under our Restated Certificate of Incorporation, our Board of Directors has the authority, without action by our stockholders, to fix certain terms and issue shares of our Preferred Stock, par value $1.00 per share. Actions of our Board of Directors pursuant to this authority may have the effect of delaying, deterring or preventing a change in control of the Company. Other provisions in our Restated Certificate of Incorporation and in our Amended and Restated Bylaws impose procedural and other requirements that could be deemed to have anti-takeover effects, including replacing incumbent directors. Our Board of Directors is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of our Board of Directors. In addition, as a Delaware corporation we are subject to section 203 of the Delaware General Corporation Law. With certain exceptions, section 203 imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

Our Holding Company Structure Results In Structural Subordination And May Affect Our Ability To Fund Our Operations And Make Payments On Our Debt. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including $190.0 million of our senior notes, are dependent upon the earnings of our subsidiaries and the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt to participate in those assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our Class A common stock by the selling stockholders immediately prior to and after this offering.  Henry J. Herrmann is the only selling stockholder who owns, on the date hereof, in excess of one percent of the outstanding Class A common stock.  All information with respect to beneficial ownership has been furnished by the selling stockholders.  The number of shares that may be sold by each selling stockholder from time to time will be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act.  In each case, the indicated number of shares of Class A common stock includes vested and unvested restricted Class A common stock. Unvested shares of Class A common stock may not be sold by selling stockholders unless and until the applicable awards vest in accordance with the terms and conditions of the awards.  Under Rule 416 of the Securities Act, the selling stockholders may also offer and sell Class A common stock issued to the selling stockholders as a result of, among other things, stock splits, stock dividends and other similar events that affect the number of shares of Class A common stock held by the selling stockholders.

Name	Class A Common Stock Beneficially Owned as of August 12, 2016 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Sharilyn S. Gasaway Director	25,773	25,773	0	*

Thomas C. Godlasky Director	25,773	25,773	0	*

Henry J. Herrmann Chairman of the Board (former Chief Executive Officer)	1,219,147	1,125,946	93,201	*

Alan W. Kosloff Director	86,568	86,568	0	*

Dennis E. Logue Director	55,542	55,292	250	*

Michael F. Morrissey Director	25,773	25,773	0	*

James M. Raines Director	16,442	14,942	1,500	*

Jerry W. Walton Director	75,136	69,208	5,928	*

Brent K. Bloss Senior Vice President, Chief Financial Officer and Treasurer	142,992	142,954	38	*

Name	Class A Common Stock Beneficially Owned as of August 12, 2016 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Thomas W. Butch Executive Vice President and Chief Marketing Officer	458,386	457,975	411	*

Benjamin R. Clouse Vice President	21,962	21,925	37	*

Wendy J. Hills Senior Vice President, General Counsel, Chief Legal Officer and Secretary	116,830	116,830	0	*

Philip J. Sanders Chief Executive Officer and Chief Investment Officer	305,105	304,499	606	*

John E. Sundeen, Jr. Senior Vice President and Chief Administrative Officer — Investments	266,062	255,213	10,849	*

* Less than 1%

(1)                                 Indirect beneficial ownership includes shares owned (a) by the director or officer as trustee or beneficiary of a personal trust or immediate family members’ trust, or (b) by a spouse of the director or officer, including as trustee or beneficiary of a trust.  Indirect beneficial ownership excludes all shares of the unitized stock fund held in the Company 401(k) and Thrift Plan account of Mr. Butch.

(2)                                 Assumes that all shares offered hereby are sold, but no other securities held by the selling stockholder are sold.

PLAN OF DISTRIBUTION

The Class A common stock being offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest.  Such sales may be made on the NYSE, in negotiated transactions or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market price or at negotiated prices.  In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this Prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds or sales discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of that Act.

USE OF PROCEEDS

We will not receive any proceeds from this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this Prospectus has been passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

Section 102 of the Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

We have also entered into an indemnification agreement with each of our executive officers and directors (each, an “Indemnitee”).  The indemnification agreement provides that we will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement.  The indemnification agreement also provides that we will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Waddell & Reed Financial, Inc.

2,728,671 SHARES

CLASS A COMMON STOCK, $.01 PAR VALUE

PROSPECTUS

August 12, 2016

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Registration Statement by reference and are deemed a part of this Registration Statement:

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016;

(b)                                 The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 26, 2016, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(c)                                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on April 29, 2016 and July 29, 2016, respectively;

(d)                                 Our Current Reports on Form 8-K, filed with the SEC on February 2, 2016, February 18, 2016, April 14, 2016, April 26, 2016, May 24, 2016 and July 26, 2016 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K); and

(e)                                  The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than such portions and exhibits of the respective filings that were furnished pursuant to Items 2.02 or 7.01 of Current Reports on Form 8-K and not deemed filed under the Exchange Act) will be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified, replaced or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Registration Statement modifies, replaces or supersedes that statement.  Any statement so modified, replaced or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

Section 102 of the Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

We have also entered into an indemnification agreement with each Indemnitee.  The indemnification agreement provides that we will (subject to certain exceptions) defend, hold harmless and indemnify the Indemnitee to the fullest extent permitted by law in connection with any proceeding covered by the indemnification agreement.  The indemnification agreement also provides that we will, to the fullest extent permitted by law, advance all expenses incurred by an Indemnitee in connection with a proceeding covered by the indemnification agreement.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number	Description

4.1

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.2

Waddell & Reed Financial, Inc. 1998 Non-Employee Director Stock Award Plan, as amended and restated. Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.3

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.4

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on April 14, 2016 and incorporated herein by reference.

4.5

Rights Agreement, dated as of April 8, 2009, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., which includes the Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of the Company, as filed on April 9, 2009 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B. Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

4.6

First Amendment to Rights Agreement, dated as of July 22, 2016, between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on July 26, 2016 and incorporated herein by reference.

4.7

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of Waddell & Reed Financial, Inc., as filed on April 9, 2009 with the Secretary of State of the State of Delaware. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

5.1

Opinions of Hughes & Luce, L.L.P. Filed as Exhibit 5.1 to each of the Company’s Registration Statements on Form S-8, File Nos. 333-65827 and 333-44528, on October 16, 1998 and August 25, 2000, respectively, and incorporated herein by reference.

23.1	Consents of Hughes & Luce, L.L.P. Contained in Exhibit 5.1 hereto.
23.2*	Consent of KPMG LLP.
24.1*	Powers of Attorney.

* Filed herewith

ITEM 9.  UNDERTAKINGS.

(a)                                 We hereby undertake:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on August 12, 2016.

WADDELL & REED FINANCIAL, INC.

/s/ BRENT K. BLOSS
Brent K. Bloss
Senior Vice President, Chief Financial
Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to its Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

/s/ PHILIP J. SANDERS	Chief Executive Officer	August 12, 2016
Philip J. Sanders	Chief Investment Officer and Director
(Principal Executive Officer)

/s/ BRENT K. BLOSS	Senior Vice President, Chief Financial	August 12, 2016
Brent K. Bloss	Officer and Treasurer
(Principal Financial Officer)

/s/ BENJAMIN R. CLOUSE	Vice President	August 12, 2016
Benjamin R. Clouse	(Principal Accounting Officer)

*/s/ HENRY J. HERRMANN	Chairman of the Board	August 12, 2016
Henry J. Herrmann

*/s/ SHARIYLYN S. GASAWAY	Director	August 12, 2016
Sharilyn S. Gasaway

*/s/ THOMAS C. GODLASKY	Director	August 12, 2016
Thomas C. Godlasky

*/s/ ALAN W. KOSLOFF	Director	August 12, 2016
Alan W. Kosloff

*/s/ DENNIS E. LOGUE	Director	August 12, 2016
Dennis E. Logue

*/s/ MICHAEL F. MORRISSEY	Director	August 12, 2016
Michael F. Morrissey

*/s/ JAMES M. RAINES	Director	August 12, 2016
James M. Raines

*/s/ JERRY W. WALTON	Director	August 12, 2016
Jerry W. Walton

*By:	/s/ Wendy J. Hills
Wendy J. Hills
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.2

Waddell & Reed Financial, Inc. 1998 Non-Employee Director Stock Award Plan, as amended and restated. Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.3

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-13913, for the quarter ended September 30, 2012 and incorporated herein by reference.

4.4

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-13913, on April 14, 2016 and incorporated herein by reference.

4.5

Rights Agreement, dated as of April 8, 2009, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., which includes the Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of the Company, as filed on April 9, 2009 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B. Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference.

4.6

First Amendment to Rights Agreement, dated as of July 22, 2016, between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A. Filed as Exhibit 4.1 to the Company’s Form 8-K, File No. 001-13913, on July 26, 2016 and incorporated herein by reference.

4.7

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock of Waddell & Reed Financial, Inc., as filed on April 9, 2009 with the Secretary of State of the State of Delaware. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 333-43687, on April 10, 2009 and incorporated herein by reference

5.1

Opinions of Hughes & Luce, L.L.P. Filed as Exhibit 5.1 to each of the Company’s Registration Statements on Form S-8, File Nos. 333-65827 and 333-44528, on October 16, 1998 and August 25, 2000, respectively, and incorporated herein by reference.

23.1	Consents of Hughes & Luce, L.L.P. Contained in Exhibit 5.1 hereto.
23.2*	Consent of KPMG LLP.
24.1*	Powers of Attorney.

* Filed herewith